Exhibit 10.1

ASSET PURCHASE AGREEMENT

By and Among

WEST SUBURBAN BANK

and

PREPAID SOLUTIONS, INC.

December 4, 2009

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Section 11.14	Confidentiality; Public Announcements	32

Section 11.15	Access to Records After Closing	33

Section 11.16	Assignment	33

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (as the same shall be amended, modified or supplemented, this “Agreement”) dated December 4, 2009, by and between Prepaid Solutions, Inc., a Delaware corporation (together with its permitted successors and assigns, “Purchaser”), and West Suburban Bank, an Illinois-state bank with its main office located in Lombard, Illinois (together with its permitted successors and assigns, “Seller”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which Purchaser will acquire from Seller, and Seller shall sell to Purchaser, certain of Seller’s assets and business operations related to the PPS Business (as defined below), and Seller and Purchaser shall provide certain representations, warranties and indemnities, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, the parties anticipate that in connection with the transactions contemplated by this Agreement, Seller will transfer its Issuing Bank Business to a third party;

NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms shall have the following meanings unless the context otherwise requires:

“Accounts Receivable” shall mean accounts receivable of Seller attributable to the PPS Business and all rights to invoice customers of the PPS Business for work performed or transactions occurring through, but not invoiced as of the Closing Date;

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Agency” means any state agency or other entity with authority to regulate the PPS Business.

“Assets” shall have the meaning set forth in Section 2.1 hereof.

“Assigned Contracts” shall mean the Client Agreements, the Vender Agreements and such other contracts as listed as Assigned Contracts on Schedule 2.1.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 9.2(a)(iii) hereof.

“Assignment of Lease” shall have the meaning set forth in Section 9.2(a)(vi) hereof.

“Assumed Liabilities” shall have the meaning set forth in Section 2.4 hereof.

“Balance Sheet” shall have the meaning set forth in Section 3.4 hereof.

“Basket” shall have the meaning set forth in Section 10.5(a) hereof.

“Bill of Sale” shall have the meaning set forth in Section 9.2(a)(ii) hereof.

“BIN” means a specific Bank Identification Number sponsored by a member of Visa and is also used to describe an Interbank Card Association number or similar number with MasterCard or Discover, as the case may be.

“Cap” shall have the meaning set forth in Section 10.5(a) hereof.

“Cardholder” shall mean any person who has been issued a Prepaid Card under the terms and conditions of a cardholder agreement.

“Card Association” shall mean Visa® U.S.A., Inc. (together with any affiliate thereof, “Visa”), MasterCard® International, Inc. (together with any affiliate thereof, “MasterCard”), or Discover® Financial Services, Inc. (together with any affiliate thereof, “Discover”).

“Card Transactions” shall mean transactions by Cardholders using Prepaid Cards.

“Carve Out Items” shall have the meaning set forth in Section 10.5(a) hereof.

“Cash Consideration” shall have the meaning set forth in Section 2.3(a) hereof.

“Client” shall mean each sponsoring company for a Seller Prepaid Card program.

“Client Agreements” shall mean collectively the agreements in existence between Seller and each Client as of the Closing Date and related to the PPS Business as shown on Schedule 2.1.

“Closing” shall have the meaning set forth in Section 9.1 hereof.

“Closing Date” shall mean the date on which the Closing occurs pursuant to Section 9.1 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Credit Agreement” shall have the meaning set forth in Section 9.2(a)(xiv) hereof.

“Data Warehouse” shall have the meaning set forth in Section 3.14(b) hereof.

“Effective Time” shall mean the time at which Closing is consummated.

“Encumbrance” shall mean any lien, charge, claim, option, forfeiture, right of seizure, community or other marital property interest, condition, equitable interest, pledge, security interest, mortgage, right of way, easement, covenant, encroachment, servitude, right of first option, or right of first refusal or any other encumbrance.

“Environmental Laws” shall have the meaning set forth in Section 3.22 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent shall mean The Bank of New York Mellon Trust Company, N.A.

“Escrow Agreement” shall have the meaning set forth in Section 2.3(c) hereof.

“Escrowed Amount” shall have the meaning set forth in Section 2.3(b) hereof.

“Estimated Balance Sheet” shall have the meaning set forth in Section 9.2(a)(xv) hereof.

“Excluded Assets” shall have the meaning set forth in Section 2.2 hereof.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4(b) herein.

“FCPA” shall mean the Foreign Corrupt Practices of 1977.

“Financial Statements” shall have the meaning set forth in Section 3.4 hereof.

“Fundamental Representations” shall have the meaning set forth in Section 10.1(b) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States consistently applied.

“Hazardous Materials” shall have the meaning set forth in Section 3.22 hereof.

“Hired Employees” shall have the meaning set forth in Section 5.1 hereof.

“Income Statement” shall have the meaning set forth in Section 3.4.

“Indemnified Party” shall have the meaning set forth in Section 10.4 hereof.

“Indemnifying Party” shall have the meaning set forth in Section 10.4 hereof.

“Intellectual Property” shall have the meaning set forth in Section 3.14 hereof.

“Interim Card Program Agreement” shall mean the agreement between Seller and Purchaser, substantially in the form attached as Exhibit 9.2(a)(ix) hereof, pursuant to which Seller will continue to act as the Issuing Bank and conduct the Issuing Bank Business for an interim period pending transfer of the Issuing Bank Business to another bank.

“IP Assignment” shall have the meaning set forth in Section 9.2(a)(v) hereof.

“Issuing Bank Business” shall mean those functions of the prepaid card business that are required to be or are customarily in the industry carried out by federally-insured depository institutions and/or members of one or more Card Associations, including BIN sponsorship, acting as depository for funds underlying Prepaid Cards, responsibility for the Cardholder relationship, Settlement of Card Transactions, ODP, compliance with Issuing Bank Laws, online banking and other aspects of the business retained by Seller under the Interim Card Program Agreement of even date herewith or the Travelex Program Agreement.

“Issuing Bank Laws” shall mean those state and federal laws, statutes, rules, regulations, court decisions, regulatory agency interpretations and guidelines that may be applicable to the Issuing Bank Business, including, but not limited to, the Electronic Funds Transfer Act, the Federal Deposit Insurance Act, the Gramm-Leach-Bliley Act of 1999, the U.S.A. Patriot Act, the Bank Secrecy Act, as well as the implementing regulations under such laws, and state unclaimed property laws.

“Knowledge” shall mean, (i) when applied to a natural Person, the actual knowledge of such Person, (ii) when applied to Seller, the actual knowledge, after reasonable inquiry, of any of the individuals listed on Schedule 1.1 under the heading “Seller’s Knowledge”, and (iii) when applied to Purchaser, the actual knowledge of any of the individuals listed on Schedule 1.1 under the heading “Purchaser’s Knowledge”.

“Laws” shall have the meaning set forth in Section 3.9(b) hereof.

“Lease” shall have the meaning set forth in Section 9.2(a)(vii) hereof.

“Liability” shall mean, with respect to any Person, any indebtedness, obligations or liabilities of such Person of any kind, character, description, type or nature whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“License” shall have the meaning set forth in Section 3.14(f).

“Losses” shall have the meaning set forth in Section 10.2 hereof.

“Material Adverse Effect” shall mean an effect that is or could reasonably be expected to be material and adverse to the assets, properties, business, or results of operations of the PPS Business or the Assets, or that would reasonably be expected to materially and adversely affect the ability of Seller or Purchaser to consummate the transactions contemplated in this Agreement; provided, however, that in no event shall any of the following constitute a Material Adverse Effect:  (a) any change resulting from conditions affecting the industry in which Seller operates, including changes in applicable laws, or from changes in general business or economic conditions; (b) any change resulting from the announcement or pendency of any of the transactions contemplated by this Agreement; (c) any change resulting from compliance by

Seller with the terms of, or the taking of any action contemplated or permitted by, this Agreement.

“Material Clients” shall have the meaning set forth in Section 3.15(a) hereof.

“Material Contracts” shall have the meaning set forth in Section 3.13 hereof.

“Material Vendors” shall have the meaning set forth in Section 3.19(b) hereof.

“Noncompetition Agreement” shall mean a Noncompetition Agreement entered into by Shareholder and Seller, as applicable, as contemplated by Section 9.2(a)(iv) hereof, as may be amended, modified or supplemented from time to time.

“ODP” shall mean overdraft protection functionality available on some Prepaid Cards.

“Operating Rules” means a Card Association’s or Payment Network’s rules and regulations relating to the issuance of Prepaid Cards and the processing and other servicing of transactions thereunder, as amended, modified, supplemented or restated from time to time.

“Payment Networks” shall mean the commercially established and recognized payment systems that accept Prepaid Cards for cash access or as a payment device, and include Star Systems, Cirrus, PLUS, NYCE and Interlink, among others.

“Officer’s Certificate” shall have the meaning set forth in Section 9.2(a)(xii).

“Permitted Encumbrance” shall have the meaning set forth in Section 3.6 hereof.

“Person” shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or governmental body.

“Plan” shall have the meaning set forth in Section 3.18 hereof.

“PPS Business” shall mean, the business of Seller related to the provision of Prepaid Cards programs and services to third parties, which business is operated through its Prepaid Solutions USA division, but excluding the Issuing Bank Business.

“Prepaid Cards” shall mean a prepaid plastic debit card or card number that may be unbranded or may display the logos of the Card Associations and the Payment Networks that accept the Card for cash access or as a payment device, including payroll cards, general purpose reloadable cards, gift, incentive, promotional and reward cards, foreign currency travel cards and other similar products.  For purposes of this Agreement, a Prepaid Card does not include any credit card or product that accesses credit (as that term is defined under Regulation Z of the Federal Reserve Board).

“Proprietary Applications” shall have the meaning set forth in Section 3.14(b) hereof.

“Purchase Price” shall have the meaning set forth in Section 2.3(a) hereof.

“Purchaser” shall have the meaning set forth in the first paragraph of this Agreement.

“Purchaser Certificate” shall have the meaning set forth in Section 9.2(b)(xii) hereof.

“Purchaser Indemnitee” shall have the meaning set forth in Section 10.2 hereof.

“Purchaser Officer’s Certificate” shall have the meaning set forth in Section 9.2(b)(xiii).

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Certificate” shall have the meaning set forth in Section 9.2(a)(xi) hereof.

“Seller Indemnitee” shall have the meaning set forth in Section 10.3 hereof.

“Shareholder” shall mean West Suburban Bancorp, Inc., an Illinois corporation..

“Software” shall have the meaning set forth in Section 3.14(a) hereof.

“System” shall have the meaning set forth in Section 3.14(b) hereof.

“Transaction Documents” shall mean this Agreement, the Assignment and Assumption Agreement, the Noncompetition Agreements, the Lease, the Purchaser Certificate, the Officer’s Certificate, the Purchaser Officer’s Certificate, the Seller Certificate, the Escrow Agreement, the Transition Services Agreement, the Interim Card Program Agreement and the other documents, instruments and agreements to be entered into pursuant hereto and thereto.

“Transition Services Agreement” shall have the meaning set forth in Section 9.2(a)(ix) herein.

“Travelex Program Agreement” shall mean the Prepaid Card Marketing and Promotion Agreement between Seller d/b/a Prepaid Solutions USA and Travelex Card Services Limited dated March 1, 2008 as amended by the Variation Agreement between Seller and Travelex Card Services Limited dated March 30, 2009, as further amended, modified or supplemented.

“Unassigned Contract” shall have the meaning given in Section 2.6 hereof.

“Vendor” shall mean a provider of services to the PPS Business who has executed a Vendor Agreement with Seller.

“Vendor Agreements” shall mean collectively those agreements in existence between Seller and its Vendors as of the Closing Date and related to the PPS Business as shown on Schedule 2.1.

ARTICLE 2

SALE AND TRANSFER OF ASSETS

Section 2.1                                    Sale and Transfer of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire, free and clear of all Encumbrances other than Permitted Encumbrances, from Seller for the Purchase Price, all of Seller’s right, title and interest in and to the assets listed on Schedule 2.1 (the “Assets”).  Notwithstanding the foregoing, the transfer of Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Purchaser expressly assumes that Liability pursuant to Section 2.4.

Section 2.2                                    Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the Assets purchased hereunder shall not include the following, none of which are part of the sale and purchase contemplated hereunder, and which are excluded from the Assets and shall remain the property of Seller after the Closing Date (collectively, the “Excluded Assets”):

(a)                                  any and all assets of Seller not used in the PPS Business;

(b)                                 any and all assets used solely in the Issuing Bank Business; and

(c)                                  the assets of Seller set forth in Schedule 2.2.

Section 2.3                                    Purchase Price.

(a)                                  In consideration of the sale, assignment, transfer, conveyance, and delivery of the Assets, Purchaser shall, in full payment for the foregoing, (i) pay to Seller in accordance with Section 2.3(b) an amount equal to Six Million Five Hundred Thousand Dollars ($6,500,000) (the “Cash Consideration”) (as the Cash Consideration may be adjusted as hereinafter provided, the “Purchase Price”) and (ii) assume the Assumed Liabilities.

(b)                                 At closing, Purchaser shall pay Seller an amount equal to the Cash Consideration minus the Escrowed Amount, which Cash Consideration shall be made at Closing by wire transfer of immediately available funds to an account identified by Seller prior to Closing.

(c)                                  Escrow.  At the Closing, Seller, Purchaser and the Escrow Agent shall enter into a six (6) month Escrow Agreement as set forth in Exhibit 2.3(c)(the “Escrow Agreement”) and concurrently therewith Purchaser shall deliver to the Escrow Agent the aggregate amount of Five Hundred Thousand Dollars ($500,000) of the Cash Consideration (the “Escrowed Amount”) to be applied and disbursed in accordance with the Escrow Agreement.

Section 2.4                                    Assumed Liabilities; Excluded Liabilities.

(a)                                  At the Closing, Purchaser shall assume and discharge (i) any and all Liabilities relating to the Assets, and the ownership and operation thereof, arising from and after the Effective Time, (ii) any and all Liabilities under the Assigned Contracts arising from and after the Effective Time (other than to the extent such Liability arose out of a breach that occurred prior to the Effective Time), (iii) any account payable reflected on the Balance Sheet (other than an account payable to the Shareholder) that remains unpaid at and is not delinquent as of the Effective Time, (iv) any account payable (other than a account payable to any Shareholder) incurred by the PPS Business in the ordinary course of business between the date of the Balance Sheet and the Effective Time that remains unpaid at and is not delinquent as of the Effective Time, and (v) any Liability to Seller’s customers incurred by Seller in the ordinary course of business for nondelinquent orders outstanding as of the Effective Time reflected on Seller’s books (other than to the extent such Liability arose out of a breach that occurred prior to the Effective Time) (the “Assumed Liabilities”).

(b)                                 Purchaser shall not assume any Liabilities nor shall Purchaser become liable for any Liabilities relating to the operation of the PPS Business prior to the Effective Time other than the Assumed Liabilities (“Excluded Liabilities”).  Without limiting the generality of the foregoing, except as expressly provided herein, Excluded Liabilities shall include (i) any Liability for any litigation matter or other third party claim to the extent arising from the conduct of the PPS Business prior to the Effective Time; regardless of whether such matter is disclosed on Schedule 3.9 hereto; (ii) any Liability for any claims by employees or former employees of Seller concerning acts or omissions of Seller, to the extent such acts or omissions occurred prior to the Effective Time; (iii) any Liability for any insurance premium adjustments (including retroactive adjustments) that may arise from insurance policies in force any time before the Effective Time; or (iv) any Liabilities of Seller for any income or other tax obligations or for any compensation or employee benefit obligations for Seller’s employees or former employees or both arising prior to the Effective Time; (v) any Liability under any employment severance retention or termination agreement with any employee of Seller; (vi) any Liability arising out of or relating to products or services of Seller to the extent such products or services were provided prior to the Effective Time, including without limitation the Issuing Bank Business; (vii) any Liability to ICE LLC related to revenue sharing on point of sale transactions occurring prior to the Effective Time.

(c)                                  Seller shall pay all stamp, sales, use, employment, property, ad valorem, income, realty transfer, franchise, net worth, intangible, excise, license or other taxes, additions to tax, penalties and interest, whether federal, state, local, foreign or other, in respect of the transfer of the Assets contemplated by this Agreement.  All property and ad valorem taxes, leasehold rentals and other customarily proratable items relating to the Assets, payable on or after the Effective Time and relating to a period of time both prior to and on or after the Effective Time will be prorated as of the Effective Time between Purchaser, on the one hand, and Seller, on the other hand.  If the actual amount of any such item is not known as of the Closing Date, the aforesaid proration shall be based on the previous year’s assessment of such item and the parties agree to adjust said proration and pay any underpayment or reimburse any overpayment within thirty (30) days after the actual amount becomes known.

Section 2.5                                    Allocation.  After the Closing, each of the parties agrees to cooperate in the preparation of a joint schedule reflecting the allocation of the Purchase Price for the Assets and the Noncompetition Agreement, as required by Section 1060 of the Code.  Seller and Purchaser shall file Form 8594, Asset Acquisition Statement under Section 1060 of the Code, with their respective income tax returns for the taxable year that includes the Closing Date.  Purchaser and Seller agree to satisfy any and all reporting requirements of Section 1060 of the Code and the Treasury regulations thereunder.  Purchaser and Seller shall file Form 8594 in a manner consistent with the allocation of the Purchase Price reflected on the joint schedule.  If, in subsequent taxable years, Purchaser or Seller makes an allocation of any increase or decrease in the purchase price for any asset, the party making such increase or decrease agrees to file a supplemental Form 8594 as required.

Section 2.6                                    Consents.  If, as of the Effective Time, any consent to the assignment of any contract listed on Schedule 3.21 has not been obtained (each, an “Unassigned Contract”), the parties agree and acknowledge that the failure to obtain such consent prior to the Effective Time shall not constitute a breach of this Agreement and that (a) neither this Agreement nor the Assignment and Assumption Agreement shall constitute an assignment or attempted assignment of such Unassigned Contract, and (b) following the Closing, the parties shall use their commercially reasonable efforts, and cooperate to obtain the requisite consent relating to such Assigned Contract as quickly as practicable following the Closing.  Pending the obtaining of such any such consent relating to any Unassigned Contract, the parties shall cooperate with one another in any reasonable and lawful arrangements designed to provide the benefits and obligations of such Unassigned Contract to Purchaser as if it had been assigned to and assumed by Purchaser at the Effective Time (including, the provision by Purchaser of any services that may be required to be provided by Seller under such Unassigned Contract to any client of Seller thereunder).  If consent to the assignment and assumption of a any Unassigned Contract is obtained, Seller shall promptly assign such Unassigned Contract to Purchaser, and Purchaser shall assume the obligations under such Unassigned Contract assigned to Purchaser from and after the date of assignment to Purchaser pursuant to an assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement.  Purchaser agrees to indemnify and hold harmless Seller and its affiliates from and against any and all Losses (as defined below) that any of them may suffer as a result of Purchaser’s performance, or failure to perform, or Seller’s inability to perform, under any such Unassigned Contract occurring after the Effective Time and prior to the date such Unassigned Contact is assigned and assumed by Purchaser, terminated or expires by its terms.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

Section 3.1                                    Organization and Standing.  Seller is a state bank, validly existing and in good standing under the laws of the State of Illinois.  Seller has all requisite power and authority (corporate and otherwise) to carry on the PPS Business.

Section 3.2                                    Authority.  Seller has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is to be a party and to perform hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents have been duly authorized and approved by the board of directors of Seller.  This Agreement and the other Transaction Documents to which Seller is a party will, when executed and delivered by all parties thereto, constitute the valid, legal and binding obligation of Seller, enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and except as enforcement of remedies may be limited by general equitable principles.  Seller has delivered to Purchaser copies of its charter, as amended, and bylaws, as amended, certified to be true, correct and complete by an executive officer of Seller and there have been no changes in such charter or Bylaws since the date of such certificate.

Section 3.3                                    Capitalization.  All of Seller’s issued capital stock have been duly authorized and validly issued, are fully paid and non-assessable, and on the Closing Date will be owned of record and beneficially by the Shareholder.

Section 3.4                                    Financial Statements.  Attached hereto as Schedule 3.4(i) are true, correct and complete copies of the PPS Business’s unaudited (i) schedule of assets and liabilities as of October 31, 2009 (the “Balance Sheet”) and (ii) profit and loss statements for the twelve (12) months ended October 31, 2009 (the “Income Statement,” and collectively with the Balance Sheet and any accompanying notes, the “Financial Statements”), both of which were previously provided to Purchaser.  Except as set forth on Schedule 3.4(ii), the Financial Statements (i) are complete and fairly present the financial condition and results of operations of the PPS Business as of and for the period then ended, (ii) accurately reflect all costs of any type or nature incurred by Seller or Shareholder in the operation of the PPS Business and (iii) reflect the consistent application of accounting principles throughout the periods involved.  Except as set forth on Schedule 3.4(ii), as of the Closing the Estimated Balance Sheet (i) will be complete and fairly present the financial condition of the PPS Business as of the Closing Date, (ii) reflect the consistent application of accounting principles.  The Financial Statements and Estimated Balance Sheet have been prepared from and in accordance with the accounting records of Seller.

Section 3.5                                    Taxes.  Seller has paid or, in the case of taxes not yet due and payable, will timely pay all taxes, additions to tax, penalties and interest, if any, required to be paid by Seller with respect to the operation of the PPS Business.  There is not and there will not be, any Liability for federal, state, foreign, local or other income, sales, stamp, use, excise, employment, property, franchise, ad valorem, license or other taxes, assessments, fees, charges, additions to tax, penalties or interest arising out of (including any Liability for failure to withhold any such amount), or attributable to, or affecting the Assets or the conduct of the PPS Business through the Closing Date, or attributable to the conduct of the PPS Business by Seller prior to the Effective Time, for which Purchaser will have any liability for payment or otherwise or which will become an Encumbrance or will attach to the Assets. Except as set forth in Schedule 3.5 hereto, there does not exist and will not exist by virtue of the consummation of the transactions contemplated by this Agreement any liability for taxes, assessments, fees, charges or other amounts which may be asserted by any taxing authority against the Purchaser, the Assets or the operations of the PPS Business, and no Encumbrance for taxes, assessments, fees, charges or other amounts has or will attach to the Assets or the operations of the PPS Business.  Seller shall, promptly upon receipt of the Cash Consideration, pay or cause to be paid the taxes, assessments, fees, charges, and the amounts listed in Schedule 3.5.

Section 3.6                                    Ownership of Assets and Leases; Accounts Receivable.

(a)                                  Seller has, and at Closing will have, good, marketable and exclusive title to all of the Assets, in each case free and clear of all Encumbrances, except as specifically disclosed on Schedule 3.6(a) (to the extent and in the amounts so disclosed) and for encumbrances arising from current taxes not yet past due (collectively, “Permitted Encumbrances”).

(b)                                 Each of the Assigned Contracts are in full force and effect and constitutes a legal, valid and binding obligation of Seller and, to Seller’s Knowledge, each of the other parties thereto, enforceable in accordance with its terms, and there is no default by Seller or, to Seller’s Knowledge, any of the other parties thereto, or any event or condition which, with notice or lapse of time, or both, would constitute a default under any Assigned Contract.

(c)                                  All of the Assets are in good operating condition and state of repair, subject only to ordinary wear and tear which is not such as to affect adversely the operation of the PPS Business or the Assets in the ordinary course, and are reasonably suitable for the purposes for which they are used by Seller in connection with the PPS Business.

(d)                                 Schedule 3.6(d) contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of each such Accounts Receivable.  All of the Accounts Receivable of Seller shown on Schedule 3.6(d) below arose from sales actually made or services actually performed by Seller in the ordinary course of business, and are not subject to offset or deduction.  Except as set forth on Schedule 3.6(d), and subject to any reserves set forth on the Financial Statements, Seller has no Knowledge that any such Accounts Receivable will not be collectible in full.  Except as set forth in Schedule 3.6(d), there is no contest, claim, defense or right of offset with any account debtor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

(e)                                  Except pursuant to this Agreement, Seller is not a party to any contract or obligation whereby an absolute or contingent right to purchase, obtain or acquire any rights in any of the Assets or any of the PPS Business has been granted to anyone.

Section 3.7                                    Compliance with other Instruments.  The execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate any provision of the charter, as amended, or bylaws, as amended, of Seller, (b) violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under:  (i) any Material Contract; or (ii) any order, judgment, decree or other arrangement, to which Seller is a party or by which it is bound or the Assets or the PPS Business are affected, (c) result in the creation of any Encumbrance upon any of the Assets, or (d) require Seller to make a filing with or obtain the authorization, approval, consent or order of, or other action by any court, regulatory agency or other governmental body.

Section 3.8                                    Absence of Change.  Except as otherwise set forth on Schedule 3.8 hereto, since the date of the Balance Sheet, Seller has not taken any action, or permitted any action to be taken, or agreed, to take any action with respect to the Assets or the PPS Business, (a) outside the ordinary course of business and consistent with past practice, or (b) whether or not outside the ordinary course of business and consistent with past practice, any action that would have a

Material Adverse Effect on the Assets, the PPS Business or the ability of Seller to consummate the transactions contemplated hereby.

Section 3.9                                    Litigation.  Except as otherwise set forth on Schedule 3.9 hereto, there is no suit, action, proceeding (legal, administrative or otherwise), claim or investigation, or complaint pending or, to Seller’s Knowledge, threatened against, or affecting Seller, Shareholder or any subsidiary of Seller or Shareholder, that affects the Assets, the PPS Business or Seller’s ability to consummate the transactions contemplated by this Agreement (including, without limitation, any suits, actions, proceedings, claims or investigations under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, or any state laws analogous to any of the foregoing).  Except as otherwise set forth on Schedule 3.9 hereto, to Seller’s Knowledge there exists no basis or grounds for any other such suit, action, proceeding, claim or investigation.

Section 3.10                              Compliance With Law.

(a)                                  Seller holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state, county, municipal or other public authorities (“Permits”) necessary for the conduct of the PPS Business as currently conducted.  All such Permits are listed on Schedule 3.10(a).

(b)                                 Except as noted on Schedule 3.10(b), Seller is presently conducting the PPS Business in compliance with all applicable, federal, state, local, foreign and international laws, statutes, ordinances, rules, regulations, orders, judgments or decrees of any agency (collectively, “Laws”) and Operating Rules applicable to the PPS Business.

(c)                                  Since January 1, 2007, Seller has not received any written notice of violation nor has Knowledge of any applicable Law relating to the Assets, Seller’s operations or properties, in each case, used in the PPS Business.

(d)                                 Except as noted on Schedule 3.10(d) hereto, neither the execution nor delivery of this Agreement and the other Transaction Documents, instruments and agreements to be entered into pursuant hereto, nor the consummation of the transactions contemplated hereby and thereby will result in the termination of any Permit held by Seller which is to be assigned pursuant to this Agreement, and all such assigned Permits will remain vested in and inure to the benefit of Purchaser after the consummation of the transactions contemplated by this Agreement.

Section 3.11                              Assigned Contracts.  Seller has made available to Purchaser a true and complete copy of each Material Contract, including all amendments or other modifications thereto.  Except as set forth on Schedule 3.11, each Assigned Contract is a valid and binding obligation of Seller and, to Seller’s Knowledge, of each other party thereto, enforceable in accordance with its terms, in full force and effect and not subject to any claims, charges, setoffs or defenses.  Each Assigned Contract was affected on market terms in arm’s length negotiations.  Except as set forth on Schedule 3.11, Seller has performed in all material respects all obligations required to be performed by it prior to the date hereof under the Assigned Contracts and is not in breach or default thereunder nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a breach or default.

Section 3.12                              Disclosure.  To Seller’s Knowledge, no representation or warranty of Seller nor any Transaction Document, exhibit, document, statement, certificate, or schedule furnished to Purchaser pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make statements or facts contained herein or therein not misleading in light of the circumstances under which they were made.

Section 3.13                              Material Contracts.  Except as listed or described on Schedule 3.13, as of the date hereof, Seller is not a party to or bound by any written or oral leases, agreements, instruments, or other contracts or legally binding contractual commitments (“Contracts”) that relate to or involve, directly or indirectly, and are material to, the PPS Business (collectively, the “Material Contracts”).  For purposes of clarification, the term “Material Contracts” shall include, without limitation:

(a)                                  any contract for the purchase or sale of inventory, materials, supplies, primarily relating to, or involving, directly or indirectly, the PPS Business and (i) requiring aggregate future payments in excess of $20,000 or (ii) which is not cancelable without penalty within ninety (90) days;

(b)                                 any contract limiting, restricting or prohibiting Seller from conducting the PPS Business anywhere in the United States or elsewhere in the world;

(c)                                  any joint venture or partnership contract primarily relating to or involving the PPS Business;

(d)                                 any employment contract with any employee working primarily in or with the PPS Business with annual total compensation in excess of $20,000;

(e)                                  any management service, consulting, maintenance or any other similar contracts (including any employee lease or outsourcing arrangement) relating to or involving, directly or indirectly, the PPS Business and providing for annual aggregate payments of more than $20,000;

(f)                                    any license (including inbound and outbound licenses) or other agreements (including, without limitation, royalty agreements and maintenance agreements) relating in whole or in part to any Intellectual Property used in the PPS Business (excluding, however, licenses of off-the-shelf desktop computer application software having a license fee per user of less than $1,000); or

(g)                                 any contract that provides any customer of the PPS Business with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the PPS Business, including, without limitation, contracts containing what are generally referred to as “most favored nation” provisions;

Section 3.14                              Computer Programs and Software.

(a)                                  For purposes of this Agreement, “Software” means (i) any and all computer programs owned or licensed by Seller and used in the operation of the PPS Business, consisting of sets of statements or instructions to be used directly or indirectly in computer software and firmware, including, without limitation all versions thereof, all screen displays and designs therefor, and all component modules of source code or object code or natural language code therefor, and whether recorded on paper, magnetic media or other electronic or non-electronic device, (ii) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iii) all documentation, including without limitation user manuals and training materials, relating to any of the foregoing.

(b)                                 For purposes of this Agreement, (i) “System” means the Data Warehouse, Proprietary Applications and other related Software, used by Seller in the operation of the PPS Business, (ii) “Proprietary Applications” means the Software owned by the Seller and used in the operation of the PPS Business, which Proprietary Applications are identified as such on Schedule 3.14(b) hereto and (iii) “Data Warehouse” means the database(s) and other information and data compilations owned and maintained by Seller on its servers and used in the PPS Business.

(c)                                  Schedule 3.14(c) lists all of the Software incorporated into the System.  Except as set forth on Schedule 3.14(c), the Software is all of the computer software used, licensed or sublicensed by Seller in the conduct of PPS Business.  The System performs in all material respects in accordance with the applicable specifications therefor and is free of defects in programming and operation, that, individually or in the aggregate, could have a material adverse effect on the utility or functionality of the System (or any component thereof).  The System does not contain any viruses, “trojan horses,” “time bombs” or back door accesses designed to permit unauthorized access by third parties or otherwise to interfere with or adversely affect the use and operation of the System.

(d)                                 To Seller’s Knowledge, no employee of the Seller is in default under any term of any employment contract, agreement or arrangement relating to the Proprietary Applications or any noncompetition arrangement, or any other contract or any restrictive covenant relating to the Proprietary Applications or its development or exploitation.  The Proprietary Applications were developed entirely by the employees and independent contractors of Seller during the time they were employees or independent contractors of Seller, and the Proprietary Applications do not include any (x) inventions of the employees or independent contractors made prior to the time such employees or independent contractors became employees or independent contractors of Seller or (y) intellectual property of any previous employer of such Person, except for commonly used types of commercial software.  Seller has validly and effectively obtained the right and license to use, copy, modify and distribute the third-party Software and other third party materials contained in and material to the System.

(e)                                  Except as disclosed on Schedule 3.14(e), all right, title and interest in and to the Proprietary Applications is owned by Seller, free and clear of Encumbrances.  All Software shown on Schedule 3.14(e) as licensed to Seller has been licensed pursuant to valid license agreements and, except as set forth on Schedule 3.14(e), all royalties, license or other fees due and payable thereunder have been paid or adequate provision therefore has been made and accrued on the books of Seller.  Seller has all necessary and required rights to license, use, sublicense and distribute the Proprietary Applications and the data contained in the Data Warehouse and, in addition, to use the System in the normal and ordinary course of its business as currently conducted.  The Data Warehouse has been compiled, used and maintained in compliance in all material respects with all applicable Laws (including, but not limited to, privacy laws) and any applicable contract provisions.  No royalties, license or other fees shall become due and payable with respect to any Software licensed to Seller solely as a result of the consummation of the transactions contemplated hereby.

(f)                                    Seller’s development, use, licensing, sublicensing or exploitation of the Proprietary Applications does not violate any rights of any other Person and Seller has not received any written notice, or to its Knowledge oral notice, alleging such a violation.  Seller does not have any obligation to compensate any Person for the development, use, sale or exploitation of the Proprietary Applications or any other Software developed by or for Seller.  Seller has not granted, transferred or assigned any right (including, but not limited to, any licenses) or interest in the Proprietary Applications or Intellectual Property, in each case that are Assets, to any Person, except pursuant to the license agreements identified as such on Schedule 3.14(f) hereto (each such agreement is hereinafter referred to as a “License”).  Schedule 3.14(f) sets forth, with respect to each License, the Proprietary Applications licensed thereunder.  Except as set forth on Schedule 3.14(f), each License constitutes only an end-user agreement, each of which grants the end-user thereunder solely the nonexclusive right and license to use the identified Proprietary Applications and related user documentation for internal purposes only with no right to sublicense.

(g)                                 Software developed by Seller on a work-for-hire basis for its customers does not violate any rights of any other Person when used by the customer or Seller as delivered and Seller has not received any written notice, or to its Knowledge oral notice, alleging such a violation.  Except as set forth in Schedule 3.15, there have been no patents applied for and no copyrights registered for any part of the Proprietary Applications.

(h)                                 Seller has taken measures customary to protect the confidential and proprietary nature of the System, including the use of confidentiality agreements with all of its employees and independent contractors having access to the source and object code of the Proprietary Applications.

(i)                                     Schedule 3.14(i) lists all of third-party Software installed or used by the Hired Employees on each personal computer used primarily by such Hired Employee.

Section 3.15                              Intellectual Property Matters.  Schedule 3.15 contains a true, correct and complete list of all domestic and foreign (a) registered trademarks and service marks, applications for trademark and service mark registrations, and all unregistered trademarks and service marks, in each case, used in the PPS Business, (b) registered copyrights, applications for copyright registration, and unregistered copyrights (including, but not limited to, any in the System, excluding any documentation therefor), in each case, used in the PPS Business, and (c) patents and patent applications, in each case, owned by Seller and used in the PPS Business.  Unless otherwise indicated on Schedule 3.14 or 3.15, the Seller owns or has the right to use, in the normal and ordinary course of its business as currently conducted, all Intellectual Property used in or necessary for the operations of the PPS Business as currently conducted, free and clear of any Encumbrances other than obligations under licenses and other arrangements identified on Schedule 3.14 and 3.15.  All royalties, license and other fees due and payable by Seller under such licenses and agreements have been paid or adequate provision therefore has been made and accrued on the books of Seller.  No additional royalties, license or other fees shall become due and payable with respect to any Intellectual Property used by Seller in the operation of its business solely as a result of the consummation of the transactions contemplated hereby.  With respect to Intellectual Property owned by Seller, such Intellectual Property and Seller’s use thereof do not infringe upon any patent, trademark, trade name, service mark, copyright or trade secret owned or claimed by another.  To Seller’s Knowledge, the Intellectual Property licensed to Seller, or which it has rights to sublicense or distribute, does not infringe upon or unlawfully or wrongfully use any patent, trademark, trade name, service mark, copyright or trade secret owned or claimed by another.  Seller has not received any written notice, or to its Knowledge oral notice, of any claim of infringement or any other claim or proceeding relating to any patent, trademark, trade name, service mark, copyright or trade secret.  Except as disclosed in Schedule 3.14 or 3.15, and the rights under the licenses and other agreements identified thereon, no present or former employee of Seller and, to Seller’s Knowledge, no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trade secret, trademark, trade name, service mark or copyright that constitutes part of the Assets, in any application therefore.  For purposes of this Agreement, “Intellectual Property” means and includes all patents, designs, art work, designs-in-progress, formulations, know-how, prototypes, inventions, trademarks, trade names, trade styles, service marks, and copyrights; all registrations and applications therefore, both registered and unregistered, foreign and domestic; trade secrets or processes; Software in each case that is used in the PPS Business that is either (i) owned by Seller or (ii) as to which Seller has rights as a licensee, distributor or sublicensor.

Section 3.16                              Labor Matters.  With respect to the employees working in the PPS Business, (a) Seller is not a party to any agreement with any union, labor organization or collective bargaining unit, (b) none of such employees are represented by any union, labor organization or collective bargaining unit and (c) to Seller’s Knowledge, such employees have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit.

Section 3.17                              Employees.  Schedule 3.17 discloses all cash compensation (including wages, salaries, severance, commissions, advances, loans and actual or anticipated bonuses) paid to each Hired Employee in 2008 and 2009.  No unpaid compensation, other than recurring salary or compensation pursuant to Seller’s existing employment agreements or bonus arrangements, commissions, incentive compensation, or severance compensation, is payable to any Hired Employees.  Except as set forth on Schedule 3.17, no vacation or sick leave is accrued or payable for any Hired Employee, and all such amounts will be paid by the Seller to such Hired Employee prior to the Effective Time to the extent required under Seller’s policies and practices.  Except as set forth on Schedule 3.17, no Hired Employee is subject to any non-competition or non-solicitation agreement which would prevent Purchaser from hiring such employee.

Section 3.18                              Employee Benefit Plans and Arrangements.  Schedule 3.18 contains a list of each pension, profit-sharing, bonus, incentive, deferred compensation, severance pay, retirement or other employee benefit plan, agreement or arrangement within the meaning of § 3(3) of ERISA and any stock option, stock bonus, or other stock-based compensation, deferred compensation, bonus, severance pay, welfare, or other plan, agreement or arrangement, currently maintained or contributed to by the Seller or any subsidiary or any other entity which is under common control with the Seller within the meaning of § 414(b), (c), (m) or (o) of the Code for the benefit (in whole or in part) of the Hired Employees (collectively, the “Plans”).  No Liability relating to any Plan will become a Liability of Purchaser or any Affiliate of Purchaser.

Section 3.19                              Customers and Suppliers.

(a)                                  Schedule 3.19(a) is a complete and correct list of the twenty (20) largest (as measured by revenue) Clients for the twelve (12) month period ending October 31, 2009 (each a “Material Client”).  Except as set forth in Schedule 3.19(a), in the last twelve (12) months, no Client has cancelled or otherwise terminated, or threatened in writing, or, to Seller’s Knowledge, orally to cancel or terminate, its relationship with Seller.  Except as set forth in Schedule 3.19(a), there are no claims, disputes or re-negotiations between Seller and any of its Material Clients, and, to Seller’s Knowledge, there is no basis for any such claim, dispute or re-negotiation.

(b)                                 Schedule 3.19(b) is a complete and correct list of the twenty (20) largest Vendors, suppliers, service providers and other similar business relations of Seller related to the PPS Business (the “Material Vendors”) for the twelve (12) month period ending October 31, 2009.  Except as set forth in Schedule 3.19(b), in the last twelve (12) months, no Material Vendor has cancelled or otherwise terminated, or threatened in writing, or, to Seller’s Knowledge, orally to cancel or terminate, its relationship with Seller.

Section 3.20                              Insurance.

(a)                                  Schedule 3.20 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) maintained by Seller and relating (in whole or in part) to the PPS Business or the Assets:

(i)                                     the name of the insurer, the name of the policyholder, and the name of each covered insured;

(ii)                                  the policy number and the period of coverage; and

(iii)                               amount of coverage.

(b)                                 Such policies are in full force and effect and all premiums due therefore have been paid.

Section 3.21                              Consents and Approvals.  Except to the extent set forth on Schedule 3.21, no filing or registration with, and no consent, approval, authorization, license, permit, certificate or order of any governmental authority or Person is required to be made or obtained by Seller under any applicable Law, to permit Seller to execute, deliver or perform this Agreement or any of the other Transaction Documents required hereby or thereby to be executed by such party at the Closing.

Section 3.22                              Environmental Matters.  Except as set forth on Schedule 3.22 hereto or as would not have a Material Adverse Effect:  (a)  Seller is and has been in compliance with all applicable Environmental Laws (as defined below) in its operation of the PPS Business, and all permits, licenses and authorizations required thereunder for (i) the occupation of any properties currently leased by Seller and used in the PPS Business, and (ii) the conduct of the PPS Business, (b) to Seller’s Knowledge, no spill, release, disposal, burial or placement of any material regulated under Environmental Laws (hereinafter “Hazardous Materials”) has occurred on, in, at, under or about any of Seller’s facilities used in the PPS Business, and (c) no other event has occurred or is pending which would result in a material Liability under Environmental Laws for Seller.  A complete list of all material permits, licenses or other authorizations held by Seller pursuant to Environmental Laws for the operation of the PPS Business is set forth on Schedule 3.22 hereto.  Seller has made available to Purchaser or its advisors or consultants copies of all environmental reports, analyses, tests or monitoring in the possession of or available to Seller pertaining to any properties currently owned or leased by Seller and used in the PPS Business.  As used in this Agreement, “Environmental Laws” shall mean all federal, state and local laws, rules, regulations and ordinances relating to protection of the environment and worker health and safety.

Section 3.23                              Real Property.

(a)                                  Seller does not own any real property used exclusively in the PPS Business.

(b)                                 Schedule 3.23(b) lists and describes briefly all real property leased or subleased to Seller and which is used in the PPS Business.  With respect to each lease and sublease listed in Schedule 3.23(b):

(i)                                     the lease or sublease is legal, valid, binding, enforceable against Seller, and to Seller’s Knowledge, the other parties thereto, and in full force and effect;

(ii)                                  the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii)                               Seller is not, and to the Knowledge of Seller, no other party, is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)                              no party to the lease or sublease has repudiated any provision thereof;

(v)                                 there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(vi)                              Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

(vii)                           all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

Section 3.24                              Solvency.  Seller is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated herein.

Section 3.25                              Absence of Unlawful Payments.  None of (a) the Seller or Shareholder (b) any Subsidiary of the Seller or Shareholder, or (c)  any director, officer, employee, agent or other Person authorized to act and acting on behalf of the Seller, the Shareholder or any Subsidiary thereof: (i) has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment; (ii) made any unlawful expenditures relating to political activity to government officials or others; (iii) made any unlawful payment to any foreign or domestic government official or employee from corporate funds; or violated any provision of the FCPA; or (iv) has accepted or received any unlawful contributions, payments, gifts or expenditures, in each case that relate to or could affect the Assets, the PPS Business or the Purchaser.

Section 3.26                              Sufficiency of Assets.  Except as disclosed on Schedule 3.26, the Assets together with the rights of Purchaser under the Transaction Documents constitute all of the assets, properties, contract rights and licenses that (a) are reasonably necessary for Purchaser to operate the PPS Business in substantially the same manner as such operations are presently conducted, (b) are reasonably sufficient to operate the PPS Business as a going concern, and (c) are used by Seller to operate the PPS Business.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 4.1                                    Organization and Standing.  Purchaser is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in all jurisdictions in which such qualification is required.

Section 4.2                                    Corporate Power and Authority.  Purchaser has the full power and authority (corporate or otherwise) to execute and deliver this Agreement and the other Transaction Documents to which they are a party, to perform hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  This Agreement and the other Transaction Documents to which it is a party have been approved by all requisite corporate action of Purchaser and constitute or will, when executed and delivered, constitute the valid, legal and binding obligation of Purchaser enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and except as enforcement of remedies may be limited by general equitable principles.  Purchaser has delivered to Seller copies of its organizational documents, certified to be true, correct and complete by an executive officer of Purchaser or Navigation, as applicable and there have been no changes in such organizational documents since the date of such certificate.

Section 4.3                                    Compliance with Other Instruments.  The execution and delivery of this Agreement and the other Transaction Documents to be entered into pursuant hereto by Purchaser do not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of Purchaser, or (b) violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under:  (i) any mortgage, deed of trust, conveyance to secure debt, note, bond, debenture, loan, or lien to which it is a party; (ii) any lease, license, agreement or instrument to which it is a party; or (iii) any order, judgment, decree or other arrangement, or by which its assets are bound or affected.

Section 4.4                                    Litigation.  There is no suit, action, proceeding, claim or investigation pending or threatened against or affecting Purchaser that would materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents.

Section 4.5                                    Consents and Approvals.  Except to the extent set forth on Schedule 4.5, no filing or registration with, and no consent, approval, authorization, license, permit, certificate or order of any governmental authority or Person is required, including without limitation by any applicable Law, to permit Purchaser to execute, deliver or perform this Agreement or any of the other Transaction Documents required hereby or thereby to be executed by such party at the Closing.

Section 4.6                                    Knowledge.  Purchaser (a) has no Knowledge of any facts or circumstances that would serve as the basis for a claim by Purchaser against Seller based upon a breach of any of the representations and warranties of Seller contained in this Agreement and (b) shall be deemed to have waived any breach of any of Seller’s representations and warranties to the extent of Purchaser’s Knowledge at the Closing.

Section 4.7                                    Financial Capability.  Purchaser has sufficient funds available to it to consummate the transactions contemplated hereby.

ARTICLE 5

COVENANTS OF SELLER

Section 5.1                                    Seller’s Employees.

(a)                                  Attached as Schedule 5.1(a) is a list of those employees of Seller operating within the PPS Business to whom Purchaser intends to extend offers of employment (“Hired Employees”).  Purchaser intends to extend offers of employment to the Hired Employees on substantially the same terms, including compensation and benefits, as such employees had with Seller immediately prior to the Effective Time as disclosed to Purchaser on Schedule 3.16.  Purchaser will not assume and will have no obligation with respect to any employee bonus, retirement, pension, profit sharing, incentive, deferred compensation, medical, retiree medical, retiree life, other insurance plan, employee severance, vacation or sick leave plan or policy or other employee benefit plan of Seller of any kind.  However, Purchaser agrees to use commercially reasonable efforts to give to each employee of Seller who is hired by Purchaser on the Closing Date credit for past service with Seller for purposes of participation in any employee, retirement, pension, profit sharing, bonus, incentive, deferred compensation, medical, vacation, sick leave or other employee benefit plan of Purchaser in which such employee may be eligible to participate. Purchaser will not be required to establish or adopt any employee benefit plan or policy to accommodate the Hired Employees.  Purchaser shall take commercially reasonable steps to waive any applicable waiting period and pre-existing condition exclusions related to any newly established 401(k) plan and health insurance benefits and shall use commercially reasonable efforts to cause the Hired Employees and their dependents to be eligible to participate in one of Purchaser’s group health plans effective as of the Closing Date.

(b)                                 Seller shall pay for (and otherwise be responsible for) all costs and expenses relating to its employees (including, but not limited to, the Hired Employees) arising or accruing on or before the Closing Date, including but not limited to salaries, commissions and other compensation, severance payments, accrued vacation pay, unused sick leave, bonuses that are payable for or relate to the period to and including the Closing Date, fringe benefits, pension, health and other amounts.  With respect to the Hired Employees, Seller and its affiliates shall (i) fully vest all such Hired Employees that are participants in Seller’s 401(k) Plan and make whatever distributions to such participants in those plans as are permitted by law and (ii) provide notices concerning eligibility for continuation health coverage under all applicable health plans pursuant to Internal Revenue Code 4980B to eligible employees and family members and provide such individuals with the opportunity to elect to continue their health coverages under the applicable Seller or affiliate health and cafeteria plans, but only as to those employees requiring such protections.

Section 5.2                                    Use and Title to Name.  Seller agrees to take all actions necessary (a) to cease all use of the name “Prepaid Solutions,” on or after the Closing and (b) to grant Purchaser physical possession of all unused printed materials bearing such name.  Purchaser agrees not to use the names “West Suburban” or “West Suburban Bank” without the prior written consent of Seller.

Section 5.3                                    Access to Documents, Files and Records.  Commencing as of the date hereof and continuing for a period of seven (7) years after the Closing Date, Seller will afford and cause to be afforded to Purchaser (a) such access during normal business hours, upon prior notice, to such books and records of Seller as Purchaser may reasonably request in connection with matters relating to the Excluded Liabilities, the Assumed Liabilities, the Assets and the PPS Business; and (b) such assistance in locating and copying such books and records as Purchaser may reasonably request.  For the avoidance of doubt, it shall be reasonable for Purchaser to request access to Seller’s records to the extent necessary for Purchaser to comply with any applicable laws or regulations.  If Seller shall desire to destroy any such books and records prior to the expiration of such seven-year period, Seller shall, prior to such destruction, give Purchaser a reasonable opportunity, at its expense, to segregate, remove and store the books and records to be destroyed, or any of them, as determined by Purchaser.

ARTICLE 6

COVENANTS OF PURCHASER

Section 6.1                                    Required Approvals.  Purchaser shall make, or cause to be made, all filings required to be made by Purchaser to consummate the contemplated transactions.  Purchaser shall cooperate with Seller (a) with respect to all filings Seller shall be required to make and (b) in obtaining all consents identified in Section 4.5; provided, however, that Purchaser shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.

Section 6.2                                    Efforts.  Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions, including but not limited to, causing the conditions in ARTICLE 8 hereof to be satisfied, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

Section 6.3                                    Non-Solicitation.  For a period of one (1) year after the Closing Date, Purchaser covenants and agrees that it will not, and shall cause its affiliates not to, directly or indirectly, (a) hire any employee of Seller or Shareholder, other than the Hired Employees or (b) solicit or induce, or attempt to solicit or induce, any employee of Seller or Shareholder to terminate its employment with Seller or Shareholder.  Each of Purchaser and Navigation hereby acknowledges that the scope of prohibited activities and the time duration of the provisions of this Section 6.3 are reasonable and are no broader than are necessary to protect the legitimate business interests of Seller.  Each of Purchaser and Navigation acknowledges that breach of any of the provisions of this Section 6.3 will give rise to irreparable injury to Seller, inadequately compensable in damages.  Accordingly, Seller shall be entitled to injunctive relief to prevent or cure breaches or threatened breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other legal or equitable remedies which may be available.  Nothing herein shall prohibit the solicitation or employment of any relevant person resulting from general advertisements for employment conducted by the Purchaser (including any recruitment efforts conducted by any recruiting agency) provided that the Purchaser has not directed such recruitment efforts at such person or the employees of Seller generally.

Section 6.4                                    Access to Documents, Files and Records.  Commencing as of the date hereof and continuing for a period of seven (7) years after the Closing Date, Purchaser will afford and cause to be afforded to Seller (a) such access during normal business hours, upon prior notice, to such books and records of Purchaser as Seller may reasonably request in connection with matters relating to the Excluded Liabilities, the Assumed Liabilities, the Assets and the PPS Business; and (b) such assistance in locating and copying such books and records as Seller may reasonably request.  For the avoidance of doubt, it shall be reasonable for Seller to request access to Purchaser’s records to the extent necessary for Seller to comply with any applicable laws or regulations.  If Purchaser shall desire to destroy any such books and records prior to the expiration of such seven-year period, Purchaser shall, prior to such destruction, give Seller a reasonable opportunity, at its expense, to segregate, remove and store the books and records to be destroyed, or any of them, as determined by Seller.

ARTICLE 7

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived to the extent permitted by Law, in whole or in part, by Purchaser for purposes of consummating such transactions, but without prejudice to any other right or remedy which Purchaser may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of Seller contained in this Agreement, the other Transaction Documents or any other certificate or instrument furnished by Seller hereunder:

Section 7.1                                    Representations True at Closing.  All of the representations and warranties made by Seller in this Agreement, the disclosure schedules hereto or any other Transaction Document shall be true and correct in all material respects (except for representations and warranties that are expressly qualified by materiality, which shall be true and correct in all respects) on the Closing Date hereunder with the same force and effect as though such representations and warranties had been made on and as of such time.

Section 7.2                                    Covenants of Seller.  Seller shall have duly performed and complied in all material respects with all of the covenants, acts, agreements and undertakings required to be performed by under this Agreement on or prior to the Closing.

Section 7.3                                    No Proceedings.  No suit, action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the PPS Business, or the Assets, if such suit, action, proceeding, investigation, regulation or legislation, in the reasonable judgment of Purchaser, would affect adversely in any material respect the right of Purchaser to operate the PPS Business and would make it inadvisable to consummate such transactions.

Section 7.4                                    Consents and Approvals.  All governmental and third-party authorizations, including, without limitation, those set forth on Schedule 3.21 hereof, consents, permits and approvals necessary to consummate the transactions contemplated herein shall have been obtained by Purchaser and shall be in full force and effect.

Section 7.5                                    Absence of Adverse Changes.  Since the Balance Sheet date, the PPS Business shall not have suffered a Material Adverse Effect.

Section 7.6                                    Satisfactory Investigation.  Purchaser shall have completed its due diligence investigation of the Assets and the PPS Business, including but not limited to the condition, value and ownership thereof and the possible liabilities arising therefrom, and, in Purchaser’s sole and absolute discretion, shall have been satisfied as to the results of such investigation.

Section 7.7                                    Approvals.  Purchaser shall have received all approvals and consents necessary to purchase and pay for the Assets, including (without limitation) approval of the investment committee of Navigation Capital Partners (“NCP”).

Section 7.8                                    Grotto Employment Agreement.  Purchaser and Dan Grotto shall have entered into an employment agreement on such terms as are reasonably acceptable to Purchaser and Dan Grotto.

Section 7.9                                    Deliveries.  Seller shall have made all of the deliveries to the Purchaser set forth in Section 9.2(a) hereof and all agreements required to be delivered pursuant to Section 9.2(a) shall be in full force and effect as of the Closing.

ARTICLE 8

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived to the extent permitted by Law, in whole or in part, by Seller but without prejudice to any other right or remedy which Seller may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of Purchaser contained in this Agreement, or any certificate or instrument furnished by it hereunder:

Section 8.1                                    Representations True at Closing.  All of the representations and warranties made by Purchaser in this Agreement, the disclosure schedules hereto or any other Transaction Document shall be true and correct in all material respects (except for representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on the Closing Date hereunder with the same force and effect as though such representations and warranties had been made on and as of such time.

Section 8.2                                    Covenants of Purchaser.  Purchaser shall have duly performed and complied in all material respects with all of the covenants, acts, agreements and undertakings required to be performed by it under this Agreement on or prior to the Closing.

Section 8.3                                    Deliveries.  Purchaser shall have made all of the deliveries to Seller set forth in Section 9.2(b) hereof and all agreements required to be delivered pursuant to Section 9.2(b) shall be in full force and effect as of the Closing.

ARTICLE 9

CLOSING

Section 9.1                                    Time and Place of Closing.  The consummation of the transaction provided for in this Agreement (the “Closing”) shall be held at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP at 200 West Madison Street, Suite 3900, Chicago, Illinois, within three (3) days after all conditions under the Agreement are met, unless another place or date is agreed to in writing by Seller and Purchaser (the “Closing Date”).  The Closing shall be effective as of 11:59 p.m. on the Closing Date.

Section 9.2                                    Transactions at Closing.  At the Closing, each of the following transactions shall occur:

(a)                                  Seller shall deliver to Purchaser the following:

(i)                                     this Asset Purchase Agreement executed by Seller;

(ii)                                  a bill of sale substantially in the form set forth as Exhibit 9.2(a)(ii) (the “Bill of Sale”) for all of the Assets that are tangible personal property, duly executed by Seller, and such other good and sufficient instruments of conveyance, transfer and assignment (in form and substance reasonably acceptable to Purchaser) as shall be necessary to vest Purchaser good and valid title to the Assets free and clear of all Encumbrances;

(iii)                               an assignment of all of the Assets that are intangible personal property substantially in the form set forth as Exhibit 9.2(a)(iii), which assignment shall also contain Purchaser’s undertaking and assumption of the Assumed Liabilities, duly executed by Seller (the “Assignment and Assumption Agreement”);

(iv)                              a noncompetition agreement between Purchaser and each of Seller and Shareholder, substantially, in the form set forth as Exhibit 9.2(a)(iv), executed by Seller and Shareholder (the “Noncompetition Agreement”);

(v)                                 assignment agreements substantially in the forms set forth as Exhibit 9.2(a)(v) assigning all of the Assets that are Intellectual Property to Purchaser (the “IP Assignment Agreements”);

(vi)                              an assignment of lease agreement substantially in the form of Exhibit 9.2(a)(vi) related to the Hartland, Wisconsin office space of the PPS Business (the “Assignment of Lease”);

(vii)                           a lease agreement substantially in the form of Exhibit 9.2(a)(vii) related to the Darien, Illinois office space of the PPS Business (the “Lease”);

(viii)                        a transition services agreement substantially in the form of Exhibit 9.2(a)(viii) (the “Transition Services Agreement”) executed by Seller;

(ix)                                a card program agreement substantially in the form of Exhibit 9.2(a)(ix) (the “Interim Card Program Agreement”) executed by Seller;

(x)                                   the Escrow Agreement executed by Seller;

(xi)                                a certificate executed by Seller as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2 (the “Seller Certificate”);

(xii)                             a certificate of the Secretary of Seller (a) certifying, as complete and accurate as of the Closing, attached copies of the governing documents of Seller, (b) certifying and attaching all requisite resolutions or actions of Seller’s board of directors and approving the execution and delivery of this Agreement, the consummation of the transactions contemplated herein, and (c) certifying to the incumbency and signatures of the officers of Seller executing this Agreement and the other Transaction Documents (the “Officer’s Certificate”);

(xiii)                          physical possession of the Assets where located;

(xiv)                         a credit agreement related to the advancing of funds in connection with the Sony Client relationship of the PPS Business, substantially in the form of Exhibit 9.2(a)(xiv) (the “Credit Agreement”), executed by Seller;

(xv)                            an estimated balance sheet (the “Estimated Balance Sheet”) of the PPS Business as of the close of business on the Closing Date but delivered One (1) business day prior to the Closing; and

(xvi)                         such other evidence of the performance of all covenants and satisfaction of all conditions required of Seller by this Agreement, at or prior to the Closing, as Purchaser or its counsel may reasonably require.

(b)                                 Performance by Purchaser.  At the Closing, Purchaser shall deliver to Seller the following:

(i)                                     this Asset Purchase Agreement executed by Purchaser;

(ii)                                  cash, by wire transfer, payable to Seller for an amount equal to the Cash Consideration less the Escrowed Amount;

(iii)                               the Assignment and Assumption Agreement executed by Purchaser;

(iv)                              the Noncompetition Agreements executed by Purchaser;

(v)                                 the IP Assignment Agreement executed by Purchaser;

(vi)                              the Assignment of Lease executed by Purchaser;

(vii)                           the Lease executed by Purchaser;

(viii)                        the Transition Services Agreement executed by Purchaser;

(ix)                                the Escrow Agreement executed by Purchaser, together with delivery of the Escrowed Amount to the Escrow Agent thereunder, by wire transfer to an account specified by the Escrow Agent;

(x)                                   the Interim Card Program Agreement, executed by Purchaser;

(xi)                                the Credit Agreement, executed by Purchaser;

(xii)                             a certificate executed by Purchaser as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2 (the “Purchaser Certificate”);

(xiii)                          a certificate of the Secretary of Purchaser (A) certifying, as complete and accurate as of the Closing, attached copies of the governing documents of Purchaser, (B) certifying and attaching all requisite resolutions or actions of Purchaser’s board of directors approving the execution and delivery of this Agreement, the consummation of the transactions contemplated herein, and (C) certifying to the incumbency and signatures of the officers of Purchaser executing this Agreement and the other Transaction Documents (the “Purchaser Officer’s Certificate”);

(xiv)                         such other evidence of the performance all covenants and satisfaction of all conditions required of Purchaser by this Agreement, at or prior to the Closing, as Seller or its counsel may reasonably require.

ARTICLE 10

SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

Section 10.1                              Survival of Representations and Warranties.

(a)                                  All representations, warranties, covenants and obligations made or undertaken by the parties hereto in this Agreement shall survive the Closing, and as to representations and warranties other than the Fundamental Representations (as defined below), shall terminate or expire on the first (1st) anniversary of the Closing Date and shall not merge in the performance of any obligation by any party hereto.  Any examination, inspection or audit of the Assets, financial condition or other matters of Seller or the PPS Business conducted by Purchaser or on its behalf on or prior to Closing shall not limit, affect or impair the ability of Purchaser to rely upon the representations, warranties, covenants and obligations of Seller set forth herein except to the extent of Purchaser’s Knowledge, on or prior to the Closing Date, of any facts or circumstances that would serve as the basis for such claim by Purchaser against Seller based upon a breach of any of the representations and warranties of Seller contained in this Agreement.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants and obligations.

(b)                                 Notwithstanding the above, all representations and warranties made by the parties hereto that are set forth in Section 3.1 (Organization and Standing), Section 3.2 (Authority), Section 3.3 (Capitalization), Section 3.5 (Taxes), Section 3.6(a) and 3.6(e) (Ownership of Assets and Leases; Accounts Receivable), Section 3.25 (Unlawful Payments), Section 4.1 (Organization and Standing) and Section 4.2 (Corporate Power and Authority) of this Agreement (the “Fundamental Representations”), shall terminate or expire only upon the termination or expiration of the applicable statutes of limitation related to such representation or warranty.

Section 10.2                              Indemnification of Purchaser.  Subject to Section 10.5 below, Seller agrees to defend, indemnify and hold Purchaser, its affiliates, and their respective officers, directors, employees, agents and representatives (each a “Purchaser Indemnitee”) harmless from and against any and all claims, demands, suits, losses, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys’ fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, “Losses”), caused by, resulting from or arising out of:

(a)                                  any breach of any representations and warranties made by Seller in or pursuant to this Agreement or in any certificate delivered to Purchaser pursuant to this Agreement, or the failure of such representations and warranties to be true and correct;

(b)                                 any breach or failure by Seller to carry out, perform, satisfy, discharge or otherwise fulfill any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement (which covenants, agreements, undertakings, liabilities or obligations are to be performed prior to Closing); or

(c)                                  any Excluded Liability.

Section 10.3                              Indemnification of Seller.  Purchaser agrees to defend, indemnify and hold Seller, its affiliates, and their respective officers, directors, employees, agents and representatives (each a “Seller Indemnitee”) harmless from and against all Losses caused by, resulting from or arising out of:

(a)                                  any breach of any representation or warranty made by Purchaser in or pursuant to this Agreement or any certificate delivered to Seller pursuant to this Agreement, or the failure of such representations and warranties to be true and correct;

(b)                                 any breach or failure by Purchaser to carry out, perform, satisfy, discharge or otherwise fulfill any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement (which covenants, agreements, undertakings, liabilities or obligations are to be performed prior to Closing); or

(c)                                  any Assumed Liabilities.

Section 10.4                              Mechanism.  The party seeking indemnification hereunder (“Indemnified Party”) shall give written notice to the indemnifying party (“Indemnifying Party”) of its indemnification claims hereunder, specifying the amount and nature of the claim, promptly after the Indemnified Party has notice thereof.  The Indemnifying Party shall have the right to contest any such third-party claim represented by counsel of its choice.  If any such claim is made hereunder by the Indemnified Party and such claim arises from the claims of a third party against the Indemnified Party and the Indemnifying Party does not elect to undertake the defense thereof by written notice within thirty (30) days after receipt of the original notice from the Indemnified Party, the Indemnified Party shall be entitled to defend such third party claim; provided, however, that the Indemnifying Party shall be entitled to participate in the defense of such claim and to retain its own counsel for such purpose, provided that the fees and expenses of such separate counsel shall be at the expense of such Indemnifying Party.  To the extent that the

Indemnifying Party undertakes the defense of such claim in good faith, the Indemnified Party shall be entitled to indemnity hereunder, if at all, only if, and to the extent that, such defense is unsuccessful, as determined by a final judgment of a court of competent jurisdiction or is settled with the consent of the Indemnifying Party.  The party defending a third-party claim shall have the right to choose its own counsel.

Section 10.5                              Limits on Indemnification.  Notwithstanding any provision of this ARTICLE 10 to the contrary:

(a)                                  No Indemnifying Party shall be required to indemnify any Indemnified Party under Section 10.2(a) or Section 10.3(a) unless the aggregate amount of all permitted claims with respect to such Indemnified Party under this ARTICLE 10 exceeds sixty five thousand dollars ($65,000) (the “Basket”), in which event such Indemnifying Party shall be responsible for all Losses thereafter.  The aggregate liability of Seller and Purchaser under Section 10.2(a) and Section 10.3(a), respectively, shall be limited to one million dollars ($1,000,000) (the “Cap”).  Notwithstanding the above, the Basket and Cap shall not apply to claims for indemnification made by an Indemnified Party related to (i) the Fundamental Representations; (ii) any fraud by or intentional misrepresentation of the Indemnifying Party in connection with the transactions evidenced by this Agreement; or (iii) any breach of or failure to perform any covenant or agreement of the Indemnifying Party in this Agreement (the “Carve-Out Items”).

(b)                                 No party hereto shall have any obligation to indemnify any other party with respect to any Losses that would otherwise be indemnifiable under this ARTICLE 10 if the party seeking indemnification fails to assert a good faith claim for indemnification with respect to such Losses under this ARTICLE 10 by providing written notice to the potential Indemnifying Party of such claim prior to the first (1st) anniversary of the Closing Date.  Notwithstanding the above, the provisions of this Section 10.5(b) shall not apply to claims for indemnification made by the Purchaser related to the Carve-Out Items.

(c)                                  Except, in the case of the Purchaser, to the extent set forth on Schedule 4.6, no party seeking indemnification will be entitled to indemnification in respect of any fact or matter constituting a breach of any representation or warranty to the extent that such party had Knowledge of such fact or matter on or prior to the Closing Date.

Section 10.6                              Determination of Adverse Consequences.  All indemnification payments under this ARTICLE 10 shall be paid by the Indemnifying Party net of any tax benefits and insurance coverage that may be available to the Indemnified Party.  All indemnification payments under this ARTICLE 10 shall be deemed adjustments to the Purchase Price.

Section 10.7                              Exclusive Remedy.  Purchaser and Seller acknowledge and agree that the foregoing indemnification provisions in this ARTICLE 10 shall be the exclusive remedy of the parties with respect to the transactions contemplated by this Agreement.

ARTICLE 11

GENERAL PROVISIONS

Section 11.1                              Notices.

(a)                                  All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (i) delivered to the appropriate address by hand or nationally recognized overnight courier service (costs prepaid); (ii) sent by facsimile with confirmation of transmission by the transmitting equipment; or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers, addresses and marked to the attention of the person (by name or title) designated below:

If to Seller:	West Suburban Bank
711 South Meyers Road
Lombard, Illinois 60148
Attn: President
Facsimile Number: (630) 629-0278

with a copy to	Barack Ferrazzano Kirschbaum & Nagelberg LLP
(which shall not constitute notice):	200 West Madison Street, Suite 3900
Chicago, Illinois 60606
Attention: Andrew R. Grossmann
Facsimile: (312) 984-3150

If to Purchaser:	Navigation Capital Partners
One Buckhead Plaza
3060 Peachtree Road NW, Suite 780
Atlanta, Georgia 30305
Attention: David K. Panton
Fax: (404) 264-9305

with a copy to	DLA Piper LLP (US)
(which shall not constitute notice):	One Atlantic Center
1201 West Peachtree Street, Suite 2800
Atlanta, Georgia 30309-3450
Attention: Joseph B. Alexander, Jr.
Facsimile: (404) 682-7990

(b)                                 Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 11.1.

Section 11.2                              Brokers.  Purchaser and Seller represent and warrant to each other that no broker or finder has acted for them or any entity controlling, controlled by or under common control with them in connection with this Agreement, and agree to indemnify and hold harmless the other against any fee, commission, loss or expense arising out of any claim by any broker or finder employed or alleged to have been employed by them or such entity.

Section 11.3                              Mail and Other Communications Received After the Closing Date.  If Seller receives mail or other communications which relate to the Assets or PPS Business on or after the Closing Date, Seller will deliver or cause to be delivered promptly to Purchaser such mail or other communications.  If Purchaser receives mail or other communications which do not relate to the Assets or PPS Business on or after the Closing Date, Purchaser will deliver or cause to be delivered promptly to Seller such mail or other communications.  Each party agrees to keep and cause to be kept confidential the contents of any mail or other communications that are misdirected to it.

Section 11.4                              Further Assurances.  At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 11.5                              Waiver.  Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed.  No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

Section 11.6                              Expenses.  All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same.

Section 11.7                              Binding Effect; No Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

Section 11.8                                Headings.  The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

Section 11.9                              Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

Section 11.10                        Governing Law; Venue.  This Agreement (and any and all disputes, controversies, and other Losses, whether in tort, contract or otherwise, among the parties arising out of, or in connection with, the transactions contemplated hereby) shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.  Each of Purchaser and Seller irrevocably submits to the exclusive jurisdiction of the federal courts in the Northern District of Illinois for the purpose of any suit, action or other proceeding arising out of or based on this Agreement or any other agreement contemplated hereby or any subject matter hereof, whether in tort, contract or otherwise, and agrees that process may be served upon it if it cannot otherwise be served in such state by registered or certified mail addressed as provided in Section 11.1.

Section 11.11                        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.12                        General Interpretive Principles.  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:  (a) the use of the singular form includes the plural, and the use of the plural form includes the singular; (b) the use of any gender herein shall be deemed to include the other gender; (c) the captions used in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope or content of this Agreement or any provision hereof; (d) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) the term “include” or “including” shall mean without limitation by reason of enumeration; (f) each reference to an “Article” of this Agreement shall include all Sections of such Article, and similarly, each reference to a Section shall include all subsections of such Section; (g) any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder; (h) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (i) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and (j) all references to dollars ($) shall mean United States currency.

Section 11.13                        Schedules Incorporated.  All disclosure schedules attached hereto are incorporated herein by reference, and all blanks in such disclosure schedules, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.  Any item, matter, document, or material disclosed in one schedule, provision, section, or sub-section of any schedules shall be deemed disclosed in each such schedule, provision, section, and sub-section for which such disclosure is reasonably apparent.  Disclosure of any matter in the disclosure schedules shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement.

Section 11.14                        Confidentiality; Public Announcements.

(a)                                  Subject to disclosure obligations under applicable securities laws, Seller and Purchaser agree that each will use their commercially reasonable best efforts to maintain the confidentiality of and shall not use for its own benefit or the benefit of any third party the terms and provisions of this Agreement, including the Purchase Price, and the information and materials marked as “confidential” and delivered to them or made available for their inspection pursuant to this Agreement; provided, however, the parties may reveal the confidential information of the other party to its accountants, counsel or lenders (i) who need to know such confidential information, (ii) who are informed by such party of the confidential nature of such confidential information, and (iii) who agree with the other parties to be bound by the terms of this Agreement with respect to such confidential information.

(b)                                 In the event the Closing does not occur, Seller and Purchaser will as soon as practicable return all material of or concerning the other party obtained from such other party then in their possession and hereby covenant to keep confidential any confidential information concerning the other party and ascertained from their review for a period of five (5) years commencing upon the termination of this Agreement.  Notwithstanding the foregoing, the prohibitions and restrictions set forth in this Section 11.14 shall not apply to any information that (i) at the time of disclosure or thereafter is generally known to and available for use by the public (other than as a result of a disclosure directly or indirectly by either party), (ii) at the time of disclosure was available on a nonconfidential basis from a source other than the parties, provided that such source is not and was not bound by a confidentiality agreement with either party, (iii) was known by the receiving party prior to receiving the information from the providing party or has been independently acquired or developed by either party without violating any of its respective obligations under this Agreement, or (iv) is required to be disclosed by any Law.

(c)                                  Except as otherwise provided in this Agreement or in any other agreement entered into by the parties pursuant to this Agreement, no party hereto shall, without the approval of the other parties hereto, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law, in which case the other parties shall be so advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with disclosure obligations under applicable securities laws.

Section 11.15                        Access to Records After Closing.  For a period of three (3) years after the Closing Date, Seller shall provide reasonable access to Purchaser and its representatives, at Purchaser’s sole cost and expense, to all of the books and records of Seller with regard to the PPS Business and the Assets which Seller may retain after the Closing Date.  If Seller desires to dispose of any such books or records prior to the expiration of such three (3) year period, Seller shall, prior to such disposition, give Purchaser a reasonable opportunity to segregate and remove such books and records as Purchaser may select at Purchaser’s sole cost and expense.

Section 11.16                        Assignment.  Neither the rights nor the obligations of any party to this Agreement may be transferred or assigned.

[Signatures on following page]

IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

PURCHASER:

Prepaid Solutions, Inc.

By:	/s/ Kenneth M. Goins, Jr.
Name: Kenneth M. Goins, Jr.
Title: Chief Executive Officer

SELLER:

West Suburban Bank

By:	/s/ Duane G. Debs
Name: Duane G. Debs
Title: SVP/Comptroller